FOR IMMEDIATE RELEASE

INNOVA STRENGTHENS LEADERSHIP TEAM WITH KEY APPOINTMENTS

Charles H. House Named to Company’s Board of Directors

Kevin R. McCarthy Named to Subsidiary Board of Innova Robotics

Fort Myers, FL, January 23, 2007 - Innova Robotics & Automation, Inc. (INRA.OB), a robotics technology firm, announced today two appointments that strengthen Innova’s leadership team and enhance the company’s expertise in the areas of information technology and homeland security. Effective immediately, Charles H. House has been appointed to Innova’s Board of Directors, and Kevin R. McCarthy has been named to the Board of the company’s Innova Robotics subsidiary. The appointment of Mr. House as an independent director increases the size of the company’s Board to seven members.

Charles H. House, is currently the Executive Director for Stanford University’s MediaX program, as well as a Senior Research Scholar for Stanford’s Center for Studies in Language. Known as a pioneer in the area of information technology, Mr. House played a vital role in the creation and development of the logic analysis instrumentation field. He recently led the Virtual Collaboration work for Intel Corporation’s IT Innovation Research Group, and earlier in his career led start-up activities for Hewlett-Packard.

Kevin R. McCarthy, a homeland & national security operations and policy expert, is currently an advisory board member to Intigroup, a global partnership focused on defense, security and communications. Mr. McCarthy also serves as Senior Policy Advisor to SPADAC, Inc., a geospatial intelligence firm based in McLean, VA. He is also a certified consultant to the Homeland Security Institute. The subsidiary Board of Innova Robotics is instrumental in the oversight and advancement of unmanned robotic vehicle applications. Mr. McCarthy’s appointment raises the total number of subsidiary Board members to four.

“Chuck House and Kevin McCarthy maintain distinguished track records in their industries, and their addition to Innova’s leadership team strengthens the company at many levels throughout the organization,” said Walter K. Weisel, Chairman and CEO of Innova Robotics and Automation. “Chuck is a celebrated IT pioneer who has played key development roles at leading companies such as Hewlett-Packard, Intel, and Veritas. His expertise in information systems will be especially helpful as we continue to build up CoroWare’s system integration platform. Kevin McCarthy brings to Innova Robotics a background in homeland security policy and operations, and his experience in both the public and private sectors of this industry will play an important role as we further develop robotic applications to serve the growing unmanned robotic vehicle and non-industrial markets.”

Biographies:

Charles H. House: Mr. House has served as a principal investigator or manager of creative development teams for his entire career. Mr. House currently serves as the Executive Director for Stanford University’s MediaX program, as well as a Senior Research Scholar for Stanford’s Center for Studies in Language. Mr. House is also currently the Chairman of TII Network Technologies, Inc., a Nasdaq-listed company. He was instrumental in defining and creating the logic analysis instrumentation field, and recently led the Virtual Collaboration work for Intel’s IT Innovation Research group. Mr. House was also instrumental in establishing the Center for Information Technologies and Society at the University of California, Santa Barbara.

Earlier in his career, Mr. House led start-up activities for Hewlett-Packard that resulted in the creation of 12 business units, and also served as a start-up or turn-around leader for companies such as Veritas, Informix and Spectron MicroSystems. From 1982 to 1987, Mr. House served as Corporate Engineering Director of Hewlett-Packard. In 1988, Hewlett-Packard established the “Chuck House Productivity” annual award, the company’s first-ever award named after an employee. Mr. House holds a BS degree in Engineering Physics, California Institute of Technology, 1962; MS EE, Stanford University, 1964; MA History of Science, University of Colorado, 1970; and an MBA (Strategic Studies), Western Behavioral Sciences Institute, 1985.

Kevin R. McCarthy: Mr. McCarthy, a proven executive in the Homeland & National Security marketplace, currently serves as an advisory board member to Intigroup, a global partnership focused on defense, security and communications, with a specialization in integrating technologies across application and market boundaries. For the geospatial intelligence firm SPADAC, Inc., he serves as Senior Policy Advisor. Mr. McCarthy is a certified consultant to the Homeland Security Institute, and a member of the Aviation Safety & Security Working Group sponsored by The World Bank. A former command pilot for 27 years with a major U.S. airline, Mr. McCarthy has also served in numerous advisory and consultancy roles to both the public and private sector, including the U.S. Department of Defense and the Department of Homeland Security. While still an active pilot, Mr. McCarthy founded and directed the National Center for Aviation Security. He holds a BS degree in Earth & Space Science, and has received an advanced counterintelligence education at the CI Centre, Alexandria, VA. A 2003 graduate of the Federal Law Enforcement Training Center and sworn federal officer, he is a member of the International Counter-Terrorism Officers Association.

About Innova Robotics & Automation, Inc.
Fort Myers, Fla.-based Innova Robotics & Automation (INRA.OB) pioneers innovative control and communication solutions that make robotics and automated systems more productive, powerful and profitable for customers in the telecommunications, manufacturing, aerospace, research, and service industries.  The company is chartered to continue expanding its growing suite of technologies through acquisitions and organic growth.  Innova operates through three subsidiaries, Robotic Workspace Technologies (RWT), CoroWare Technologies, and Innova Robotics, which offer convergent technology and expertise that bridge robots, facilities and business systems for greater functionality and ROA. Visit Innova online at www.innovaroboticsautomation.com.

Forward-Looking Statements:

Forward-looking statements such as "believe," "expect," "May," "plan," "intend," etc., contained herein are within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on the company's beliefs and assumptions it made using information currently available to it and which reflect current views concerning those future events. Actual results could differ materially. Therefore, undue reliance should not be placed on any forward-looking statements, since they apply only as of today's date, and accordingly, reference should be made to the company's periodic filings with the SEC.

Contacts:

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INCOMM International Inc.
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Investors:

Todd St.Onge
Brainerd Communicators, Inc.
212-986-6667
stonge@braincomm.com